Entity #: 80318 Date Filed: 11/30/2009 Pedro A. Cortes Secretary of the Commonwealth

PENNSYLVANIA DEPARTMENT OF STATE
CORPORATION BUREAU

Articles of Amendment—Domestic Corporation

(15 PaC.S.)

Business Corporation (§ 1915)

Name			Document will be returned to the
Kruse Landa Maycock & Ricks LLC			name and address you enter to the
Address			left
136 E South Temple, Suite 2100
City	State	Zip Code
Salt Lake City	UT	84111

Fee: $70

In compliance with the requirements of the applicable provisions (relating articles of amendment), the undersigned, desiring to amend its articles, hereby states that:

1. The name of the corporation is:
MobiClear Inc.

2.           The (a) address of this corporation’s current registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is (the Department is hereby authorized to correct the following information to conform to the records of the Department):

(a) Number and Street	City	State	Zip	County
1515 Market Street, Suite 1210,	Philadelphia	PA	19102	Philadelphia
(b) Name of Commercial Registered Office Provider				County
c/o CT Corporation System				Philadelphia

3.	The statute by or under which it was incorporated: 15 PA. CONS. STAT. Section 1306

4.	The date of its incorporation: March 20, 1972

5.	The amendment shall be effective on December 14, 2009, at 5:00 p.m.

6.	The amendment was adopted by the board of directors pursuant to 15 Pa.C.S. § 1914(c) or § 5914(b).

7.

The amendment adopted by the corporation, set forth in full, is as follows: Article 1 is hereby deleted and replaced with the following:
"1.  The name of the Corporation is Intelligent Communication Enterprise Corporation.”

IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this 24th day of November, 2009.

MobiClear Inc.

/s/ Kenneth Telford

Chief Financial Officer

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